Exhibit 99.1

CHAMPION REPORTS RESULTS FOR 2ND QUARTER AND YEAR TO DATE 2010 AND RESTATEMENT

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced earnings for the second quarter of 2010 of $333,000 or $0.03 per share compared to earnings of $295,000 or $0.03 per share for the same period in 2009. The results were reflective of higher operating income partially offset by higher interest expense for the quarter.

Net income for the six months ended April 30, 2010 was $121,000 or $0.01 per share in basic and diluted earnings per share. This compares to a loss of $(339,000) or $(0.03) per share in basic and diluted earnings per share for the same period in 2009.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our year to date income from operations reflected an improvement from the prior year based on a strong comparable first quarter as well as improved operating results in the second quarter of 2010. Our second quarter was negatively impacted by costs related to the successful defense of a legal action and would have been even stronger without this event. We were able to address our credit situation through a Second Amendment and Waiver to Credit Agreement (Second Amendment). This amendment will allow the Company additional flexibility in managing our business through the on-going economic turmoil that resulted from the global economic crisis."

Revenues for the three months ended April 30, 2010 were $33.7 million compared to $36.1 million in the same period in 2009. This change represented a decrease in revenues of $2.4 million or 6.6%. Revenues for the six months ended April 30, 2010 decreased to $66.1 million from $73.0 million in 2009. This change represented a decrease in revenues of $6.9 million or 9.5%. The printing segment experienced a sales decrease of $4.8 million or 10.5% while the office products and office furniture segment experienced a decrease of $1.7 million or 9.4% and the newspaper segment recorded a decrease of $0.3 million or 3.9% on a year to date basis. On a segment basis printing sales were down $1.5 million or 6.3%, office products and office furniture sales were down $753,000 or 8.3% and the newspaper sales were down $191,000 or 4.9% for the second quarter of 2010. Toney K. Adkins, President and Chief Operating Officer, noted, “Our second quarter continued to see pressure on our top line which reflected the continued fragile state of the economy in relation to our core businesses. Even with the revenue constraints we were able to record an improvement in operating income for the second quarter of 2010 over the prior year. Our profit improvement plan should continue to yield an improved cost structure in subsequent quarters of 2010.”

The 2009 results are reflective of a restatement of earnings associated with approximately $0.3 million per quarter of non-cash related adjustments reflected as deferred tax expense associated with deferred tax liability attributes related to goodwill, trade name and masthead of The Herald-Dispatch. This was recorded in the fourth quarter of 2009 and therefore the interim periods for 2009 have been restated accordingly to reflect such adjustment. In the three months ended January 31, 2010, the Company recorded as a component of other income a hedging arrangement of approximately $0.3 million or $0.2 million net of tax.

Mr. Reynolds concluded, “We continued our operating cost realignment strategy and were able to reduce additional costs during the second quarter and into the first few weeks of the third quarter of 2010. The second quarter was very productive from both an operational and strategic perspective. We continue to move the Company in the proper direction to enhance market competitiveness and improve operating results.”

At April 30, 2010 the Company had approximately $61.6 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $22.8 million since October 31, 2007 through utilization of our earnings, cash flow and working capital management. As a result of the Second Amendment entered into during the second quarter of 2010 the Company was able to achieve extensive covenant relief including higher leverage ratios, lower fixed charge coverage ratios, lower EBITDA thresholds, EBITDA definition modifications, a reinstitution of LIBOR borrowings and a reduction in minimum revolving loan availability thresholds. The Company is also subject to various new covenants as further described and defined in the Second Amendment.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 25,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2010	2009 (Restated)	2010	2009 (Restated)

Total revenues	$33,739,000	$36,140,000	$66,127,000	$73,031,000

Net income (loss)	$333,000	$295,000	$121,000	$(339,000)
Per share data:
Net income(loss)
Basic	$0.03	$0.03	$0.01	$(0.03)
Diluted	$0.03	$0.03	$0.01	$(0.03)
Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,988,000
Diluted	9,988,000	9,988,000	9,988,000	9,988,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492